UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 20, 2008 (February 12, 2008)
Date of Report (Date of earliest event reported)
Artes Medical, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33205 (Commission File Number)	33-0870808 (I.R.S. Employer Identification No.)
5870 Pacific Center Boulevard
San Diego, California 92121
(Address of Principal Executive Offices, with zip code)
(858) 550-9999
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     The purpose of this Current Report on Form 8-K/A is to amend the Current Report on Form 8-K of Artes Medical, Inc., a Delaware corporation (the “Company”), filed on February 13, 2008.
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     As previously reported, on February 12, 2008, the Company’s Board of Directors (the “Board”) elected Todd Davis as a Class I director of the Company in connection with the closing of its financing arrangement (the “Financing”) with Cowen Healthcare Royalty Partners, L.P. (“CHRP”). Information regarding Mr. Davis’ background and the terms pursuant to which he was elected to the Board are included in the Company’s Current Report on Form 8-K filed January 30, 2008 and are incorporated herein by reference. Mr. Davis was not named to any committees of the Board.
     On February 13, 2008, the Board, based on the recommendation of the Company’s compensation committee, adopted a compensation program for the non-employee members of the Board (the “Director Compensation Program”). The Company did not previously have a formal compensation program for its non-employee directors. The Company’s employee directors, including its executive chairman and its chief executive officer and president, are not eligible to participate in the Director Compensation Program.
     Under the Director Compensation Program, the Company will pay each non-employee director an annual retainer of $28,000. The Company will also pay: (i) the chair of the audit committee an annual retainer of $15,500 and each other non-employee member of the audit committee an annual retainer of $7,250, (ii) the chair of the compensation committee an annual retainer of $8,750 and each other non-employee member of the compensation committee an annual retainer of $5,000 and (iii) the chair of the nominating and corporate governance committee an annual retainer of $3,500 and each other non-employee member of the nominating and corporate governance committee an annual retainer of $2,000. The Company will reimburse each non-employee director for their out-of-pocket expenses incurred in connection with attending Board and Board committee meetings. Non-employee directors will not receive any additional compensation for attending Board or Board committee meetings.
     The Director Compensation Program provides for initial and annual equity awards under the Company’s 2006 Equity Incentive Plan (the “Plan”). Upon initial election to the Board, non-employee directors will receive a stock option to purchase 12,500 shares of the Company’s common stock and a restricted stock unit (“RSU”) award for 6,250 shares of the Company’s common stock. The initial stock option grant will vest monthly over a 12 month period, and will have an exercise price equal to the closing sale price of the Company’s common stock on the date of grant. The initial RSU award will vest on the one year anniversary of the date of grant. Immediately following each annual meeting of stockholders beginning at the 2008 annual meeting of stockholders, each continuing non-employee director will receive a stock option to purchase 5,000 shares of the Company’s common stock and a RSU award for 2,500 shares of the

Company’s common stock. The annual stock option grant will vest monthly over a 12 month period ending at the next annual meeting of stockholders, and will have an exercise price equal to the closing sale price of the Company’s common stock on the date of grant. The annual RSU award will vest at the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders. The stock options and RSUs will vest in full upon a fundamental transaction, as this term is defined in the Company’s Plan.
     Consistent with the terms of the Director Compensation Program, on February 13, 2008, the Board issued Mr. Davis a stock option to purchase 12,500 shares of the Company’s common stock and a RSU award for 6,250 shares of the Company’s common stock. The exercise price of the stock option is set at $2.50 per share, which was the closing sale price of the Company’s common stock as reported on the Nasdaq Stock Market. The Company also entered into its standard indemnification agreement with Mr. Davis, which provides contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and amended and restated bylaws as well as providing additional procedural protections.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 20, 2008

ARTES MEDICAL, INC.

	By:	/s/ Karla R. Kelly Karla R. Kelly
Chief Legal Officer, General Counsel and Corporate Secretary